Exhibit 10.3

Annual Incentive Plan

2022 Summary Plan Description

I. PURPOSE

Pactiv Evergreen Inc. (the “Company”) has established this 2022 Annual Incentive Plan (this “Plan”) to provide incentive compensation to individuals who make important contributions to the Company’s performance. Specific Plan objectives are to:

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Reward individuals for enhancing business results by creating a strong linkage of pay for performance and achievement of Company business objectives;
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Attract, motivate and retain highly talented and skilled individuals by providing competitive payout opportunities; and
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Provide significant financial reward potential for achieving outstanding business results.

Participants may earn incentive opportunities if the business meets Company financial goals and the individual achieves or exceeds agreed-upon objectives, subject to the plan administration guidelines.

Participants will be informed of their incentive target expressed as a percent of their base salary. The individual and their manager will also agree upon objectives for that individual to achieve during the performance period.

II. PLAN DESCRIPTION

The Plan promotes a pay for performance model and provides the opportunity for eligible individuals to receive cash awards based on business and individual achievements. This document outlines the overall design and administration of the Plan. Should unexpected business changes occur, such as acquisitions or divestitures that cause variance in this plan, the Plan may be adjusted accordingly. Plan eligibility is subject to approval by the Chief Human Resources Officer or the CEO. Approval must be obtained prior to offering the opportunity to participate in the Plan to any employee or candidate for employment.

Annual financial metrics have been established by senior management and approved by the Compensation Committee.

III. PLAN ADMINISTRATION

This document outlines the overall design and administration of the Plan. The Compensation Committee reserves the right to make changes to this Plan and the performance metrics to the extent that it, in its sole discretion, considers it appropriate. The Company may terminate any incentive compensation plan at any time with or without notice, and no participant has a right to any payment hereunder.

Eligibility: Plan eligibility is based on the individual’s position, as set out below. In general, employees who work in a corporate function or contribute to the Company’s overall goals and objectives at the organizational level would be eligible under Plan rules. Participants must be regular, full-time employees and be actively employed through the date of the actual payment to be eligible.

The following roles are eligible for participation in the Plan:

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All salaried exempt roles for Pactiv Evergreen Inc. or any of its subsidiaries;
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Certain salaried non-exempt jobs identified by the Chief Human Resources Officer and which are not eligible for participation in a sales incentive plan (SIP), performance bonus plan (PBP), or any other variable pay plan, including individual site bonus or incentive plans, such as the Safety Excellence Program (SEP).

Target Award Amount: A participant’s target award amount is determined by multiplying his or her base salary by a target incentive percentage specified in advance for each participant, which is generally determined based on his or her role. Please see below for further information on how this calculation is made, how target amounts may be prorated in the case of mid-year new hires or changes in role and how payments may be adjusted based on individual and company performance.

New Hires/Rehires: Employees must be employed on or before Monday, October 3, 2022 to be eligible for participation in the Plan. Employees who are hired after that date may be eligible for participation in the 2023 Annual Incentive Plan. Rehires will be treated the same as new hires regardless of the amount of time that lapsed between termination of employment and rehire. Any exceptions must be approved by the Chief Human Resources Officer.

Promotions/Demotions: The target award amount of employees who are promoted or demoted into a role with a different target incentive percentage during 2022 will be adjusted based on the effective date of the change in role, regardless of when the change occurred during the plan year. In short, for each role in which the participant served during 2022, the participant’s eligible earnings at the end of his or her service in that role during 2022 will be multiplied by the participant’s target incentive percentage at the end of his or her service in that role during 2022 and rounded to the nearest dollar. For purposes of this Plan, a participant’s “eligible earnings” is the amount of his or her annual base salary actually paid during the relevant period, as shown by the Company’s payroll records. Then, the amounts obtained for each role in which the participant served during the year will be added together.

For example:

Alexis was employed as an Accountant before January 1, 2022. She was promoted to a Senior Accountant role effective June 16, 2022.

Job	Accountant	Senior Accountant
Dates in Job	January 1 - June 15, 2022	June 16 - December 31, 2022
Base Pay	$50,000	$60,000
Eligible Earnings	$22,917	$32,500
Incentive Target %	5%	10%
Incentive Earned $	$1,146	$3,250

Total Incentive Earned	$4,396

Promotions (Hourly to Salary): Employees who are promoted from an hourly position to a salaried position, and would be Plan eligible, will be treated as new hires/rehires. They must be promoted on or before Monday, October 3, 2022. Employees who are promoted after that day may be eligible to participate in the 2023 Annual Incentive Plan, if they are still in an eligible salaried position.

Demotions/Transfers (Salary to Hourly): Employees who are demoted or transfer from a salaried position to an hourly position, and would be Plan eligible, will receive a prorated bonus based on eligible earnings during the time they were AIP participants, taking into account the final results attainment level, and regardless of when the change occurred during the plan year.

Transfers (SIP to AIP or vice versa): Employees who transfer between roles that are eligible for the different incentive plans during the year will receive a prorated bonus based on the number of days in 2022 during they were SIP participants and eligible earnings during the time they were AIP participants, taking into account the final results attainment level, and regardless of when the change occurred during the plan year.

For example:

David has been a participant in the SIP since the beginning of the year. His SIP target is $5,000. He was transferred into a different role and department which made him eligible under AIP plan rules.

Job	Regional Sales Associate	Financial Analyst
Dates in Job	January 1 – August 31, 2022	September 1 – December 31, 2022
Base Pay	$60,000	$60,000
Time in Plan / Eligible Earnings	66.6%	$20,000
Incentive Target %	$3,329*	10%
Plan Attainment Level %	90%	--
Incentive Earned $	$2,996	$2,000

Total Incentive Earned	$4,996
*Prorated

If the SIP incentive target is a flat amount, it will be prorated based on the time in plan. If it is a percentage of base salary, we will multiply the participant’s eligible earnings during the time that their role was subject to the plan by their SIP target incentive percentage and attainment level as described in the table above.

Leaves of Absence (LOA): Employees on LOA are eligible to receive a portion of their target award, determined as described above as if, during the effectiveness of the LOA, they had been demoted to a role with a target incentive percentage of 0%; in other words, they are only eligible to participate for the fraction during which they served as an active employee. Any amounts payable as described in this paragraph will be withheld until the employee returns from the LOA and will be forfeited if the employee does not return from the LOA.

Retirement, Death, or Total Disability: A participant whose employment ends due to retirement, death, or total disability on or after January 1, 2022 but before the date that payments are made under the Plan, and who was an active employee for at least 180 consecutive days during 2022, are eligible to receive (either personally or by payment to his or her estate) a prorated amount also based on the number of days in 2022 during which he or she was an active employee. The prorated amount will be determined as described above, with any period in 2022 during which the participant was not actively serving (whether due to such retirement, death or disability or otherwise) being treated as time served in a role with a target incentive percentage of 0%. Any amounts payable under this paragraph will be paid at the same time as all other awards under the Plan, But Participants may request an earlier payment, which must be approved by the Chief Human Resources Officer.

Reduction in Force: A participant whose employment ends after January 1, 2022 but before awards are paid under the Plan in connection with an event or series of events that trigger the notice requirements of the WARN Act (29 U.S.C. § 2102(a) may be considered for a partial incentive award at the sole discretion of the Company. The Company may consider the Participant’s work history, performance, the results achieved by the Participant during 2022, the amount of time actively employed during 2022, and any other factors deemed by the Company to be appropriate. The Company will determine, in its sole discretion, the amount of the partial incentive award, if any. Any approved partial incentive award will be paid at the same time as all other awards under the Plan. Any payment under this paragraph must be approved by the Chief Human Resources Officer.

Voluntary Terminations: If an employee voluntarily terminates his or her employment (other than as described in earlier paragraphs) at any time before payments are made under the Plan, he or she is not eligible for any payment under the Plan.

MULTIPLIERS

As noted above, a participant’s target award amount may be further adjusted based on individual performance, as well as company performance.

Individual Performance: Actual award amounts factor in individual performance. The actual award for AIP eligible employees may be increased or decreased based on achieved individual performance measures. Managers have discretion to adjust an employee’s target award based on employee performance as documented by the performance management program. The following matrix will be used as a guideline to recognize individual performance:

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Exceeded Expectations – Employees may qualify for a multiplier of 110% to 150%
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Achieved Expectations – Employees may qualify for a multiplier of 80% to 110%
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Partially Met Expectations – Employees may qualify for a 50% to 80% multiplier
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Missed Expectations – Employees may qualify for a multiplier of 0% to 50%

The individual performance multiplier may not exceed 150% without CEO approval and may not in any case exceed 200%.

For example:

Using Alexis and David as examples, we would apply the discretionary performance rating multiplier to calculate the incentive payout.

Employee	Alexis	David
Total Incentive Earned	$4,396	$4,996
Performance Rating	Exceeded Expectations	Achieved Expectations
Individual Performance Rating Multiplier	125%	100%

Incentive Payout	$5,495	$4,996

Thus a participant’s target award amount will be subject to an individual performance multiplier in a range of between 0% and 200%, with CEO approval required for a multiplier greater than 150%. The total amount paid to all participants under the Plan may not exceed the total of the available bonus pool (which is the sum of all participants’ target award amounts, after applying the company performance multiplier described below and assuming that all participants receive a 100% individual performance multiplier). Therefore, if a manager exercises discretion to award an individual performance multiplier greater than 100%, some employees will need to receive an individual performance multiplier of less than 100% to offset.

Company Performance: All participants’ awards are also subject to a Company performance multiplier, which will be applied after a participant’s target award amount and individual performance multiplier have been determined. Therefore, the calculated payout for AIP eligible employees may increase or decrease based on the Company’s performance against Company-wide financial metrics approved by the Compensation Committee and applied uniformly across all AIP plan participants. The Company performance multiplier can range from 0% to 200%.

For example:

Continuing with Alexis and David as examples, we would apply the uniform company performance rating multiplier to calculate the final incentive payout.

Employee	Alexis	David
Incentive Payout	$5,495	$4,996
Company Performance Rating Multiplier	95%	95%

Final Incentive Payout	$5,220	$4,746

IV. TIMING OF PAYOUT AND TAXATION

The timing of the payment of awards under the Plan is in the discretion of the Company and subject to all necessary processes to determine eligibility and payment amounts and administrate the payments, but shall occur no later than March 15, 2023. Payroll taxes will be withheld from the payout amounts as required by law. The Company cannot provide you with tax advice, and we recommend that you consult a tax advisor for all questions relating to taxation of your compensation; however, generally speaking, bonuses for federal and state income tax purposes are taxed during the year in which they are paid, and not the earlier year of service during which they were earned.